As filed with the Securities and Exchange Commission on May 18, 2017

Registration Nos. 333-143458

333-151512

333-174672

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143458

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151512

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174672

UNDER THE SECURITIES ACT OF 1933

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1573084
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, Colorado 80111

(Address of principal executive offices)

Red Robin Gourmet Burgers, Inc. 2007 Performance Incentive Plan

Red Robin Gourmet Burgers, Inc. Amended and Restated 2007 Performance Incentive Plan

Red Robin Gourmet Burgers, Inc. Second Amended and Restated 2007 Performance Incentive Plan

(Full title of the Plan)

Denny Marie Post

Chief Executive Officer

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, Colorado 80111

(303) 846-6000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Michael L. Kaplan, Esq.

Senior Vice President and Chief Legal Officer

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, Colorado 80111

(303) 846-6000

Robert J. Endicott, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION

These Post-Effective Amendments (these “Post Effective Amendments”), filed by Red Robin Gourmet Burgers, Inc. (the “Company”), deregister certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) originally registered under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-143458) pertaining to the registration of 1,000,000 shares of Common Stock to be offered or issued pursuant to the Red Robin Gourmet Burgers, Inc. 2007 Performance Incentive Plan (the “2007 Plan”), which was filed with the Commission on June 1, 2007.

•                  Registration Statement on Form S-8 (No. 333-151512) pertaining to the registration of 824,600 shares of Common Stock to be offered or issued pursuant to the Red Robin Gourmet Burgers, Inc. Amended and Restated 2007 Performance Incentive Plan (the “Amended 2007 Plan”), which was filed with the Commission on June 6, 2008.

•                  Registration Statement on Form S-8 (No. 333-174672) pertaining to the registration of 250,000 shares of Common Stock to be offered or issued pursuant to the Red Robin Gourmet Burgers, Inc. Second Amended and Restated 2007 Performance Incentive Plan (the “Second Amended 2007 Plan”), which was filed with the Commission on June 2, 2011.

On May 18, 2017, the stockholders of the Company approved the Red Robin Gourmet Burgers, Inc. 2017 Performance Incentive Plan (the “2017 Plan”).  A total of 630,182 shares are available for issuance under the 2017 Plan (the “2017 Plan Shares”).  Pursuant to the terms of the 2017 Plan, the 2017 Plan Shares are comprised of (i) 365,182 shares available for additional award grant purposes under the 2007 Plan as of May 18, 2017 and (ii) an additional 265,000 new shares that together with shares available under the 2007 Plan total 630,182 shares.  The Company has registered the 2017 Plan Shares pursuant to a new Registration Statement on Form S-8, which was filed on May 18, 2017.

The Company is filing these Post Effective Amendments in order to deregister 365,182 of the shares previously registered under the Registration Statements, but not issued or otherwise allocated to outstanding awards under the 2007 Plan.  No further awards will be made under the 2007 Plan on or after May 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on this 18th day of May, 2017.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/Denny Marie Post
Name:	Denny Marie Post
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DENNY MARIE POST	Chief Executive Officer (Principal Executive Officer and Director)	May 18, 2017
Denny Marie Post

/s/ GUY J. CONSTANT	Chief Financial Officer (Principal Financial Officer and Principal	May 18, 2017
Guy J. Constant	Accounting Officer)

/s/ PATTYE L. MOORE	Chairperson of the Board	May 18, 2017
Pattye L. Moore

/s/ ROBERT B. AIKEN	Director	May 18, 2017
Robert B. Aiken

/s/ CAMBRIA W. DUNAWAY	Director	May 18, 2017
Cambria W. Dunaway

/s/ RICHARD J. HOWELL	Director	May 18, 2017
Richard J. Howell

/s/ GLENN B. KAUFMAN	Director	May 18, 2017
Glenn B. Kaufman

/s/ STUART I. ORAN	Director	May 18, 2017
Stuart I. Oran

/s/ KALEN F. HOLMES	Director	May 18, 2017
Kalen F. Holmes

/s/ STEVEN K. LUMPKIN	Director	May 18, 2017
Steven K. Lumpkin